Section 2: EX-99.2 (SECOND QUARTER DIVIDEND PRESS RELEASE, DATED JULY 30, 2013)

Exhibit 99.2
Carla Baca
Financial Communications
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES SECOND QUARTER DIVIDEND
NASHVILLE, Tennessee, July 30, 2013 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended June 30, 2013. This dividend, in the amount of $0.30 per share, is payable on August 30, 2013 to shareholders of record on August 15, 2013.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $3.0 billion in 204 real estate properties and mortgages as of June 30, 2013. The Company’s 198 owned real estate properties are located in 28 states, totaling approximately 13.5 million square feet. The Company provides property management services to approximately 10.1 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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